Exhibit 99

NextEra Energy, Inc. Media Line: (561) 694-4442 Oct. 31, 2016 FOR IMMEDIATE RELEASE
NextEra Energy reports third-quarter 2016 financial results

•	NextEra Energy delivers strong third-quarter financial results and solid execution on 2016 initiatives

•	Florida Power & Light Company continues to invest in the business and deliver excellent customer value

•
NextEra Energy Resources benefits from contributions from new investments and further advances its development program, adding roughly 2,000 megawatts to its backlog of wind repowering and new renewables projects

•	NextEra Energy reaches agreement for affiliate to merge with Texas Transmission Holdings Corporation, including TTHC's approximately 20 percent indirect interest in Oncor Electric Delivery Company LLC

JUNO BEACH, Fla. - NextEra Energy, Inc. (NYSE: NEE) today reported third-quarter 2016 net income attributable to NextEra Energy on a GAAP basis of $753 million, or $1.62 per share, compared to $879 million, or $1.93 per share, in the third quarter of 2015. On an adjusted basis, NextEra Energy’s third-quarter 2016 earnings were $809 million, or $1.74 per share, compared to $730 million, or $1.60 per share, in the third quarter of 2015.

Adjusted earnings for these periods exclude the mark-to-market effects of non-qualifying hedges, as well as the net effect of other than temporary impairments (OTTI) on certain investments and operating results from the Spain solar project. Adjusted earnings also exclude merger-related expenses.

NextEra Energy’s management uses adjusted earnings, which is a non-GAAP financial measure, internally for financial planning, for analysis of performance, for reporting of results to the board of directors and as an input in determining performance-based compensation under the company’s employee incentive compensation plans. NextEra Energy also uses earnings expressed in this fashion when communicating its financial results and earnings outlook to analysts and investors. NextEra Energy's management believes that adjusted earnings provide a more meaningful representation of NextEra Energy’s fundamental earnings power. The attachments to this news release include a reconciliation of historical adjusted earnings to net income attributable to NextEra Energy, which is the most directly comparable GAAP measure.

"NextEra Energy delivered strong third-quarter results and, as a result, remains well-positioned to achieve our overall objectives for 2016," said Jim Robo, chairman and chief executive officer of NextEra Energy. "NextEra Energy’s third-quarter adjusted earnings per share increased approximately 9 percent from the prior-year comparable period, primarily reflecting contributions from continued investments at both FPL and NextEra Energy Resources. At FPL, we are pleased to have reached a fair, long-term settlement agreement with several intervenors, including Florida’s Office of Public Counsel, related to our base rate case that will allow us to continue to focus on operating the business efficiently and reliably for the benefit of customers. The proposed agreement remains subject to review by the Florida Public Service Commission. FPL also recently responded to Hurricane Matthew, one of the most powerful storms to impact Florida in more than a decade. I am extremely proud of the team’s response, restoring power to 98.7 percent of the 1.2 million affected customers by the end of the second full day after the storm left FPL's territory. Energy Resources had an excellent period of new project origination, adding almost 2,000 megawatts to our backlog, including approximately 600 megawatts of new wind projects and roughly 1,300 megawatts of additional repowering opportunities. The business remains on track to support delivery of roughly 2,500 megawatts of new contracted renewables projects in 2016. We remain enthusiastic about the fundamentals for North American renewables growth, driven by the continued execution of our development organization. I’m also pleased that we have reached an agreement for one of our affiliates to merge with Texas Transmission Holdings Corporation, including TTHC's approximately 20 percent indirect interest in Oncor. We believe this transaction further affirms our long-term commitment to partnering with Oncor for the benefit of its customers and the state of Texas. Together with Oncor, we expect to make our filing by Nov. 1 with the Public Utility Commission of Texas requesting approval of our two proposed Oncor-related merger transactions."

Florida Power & Light Company
NextEra Energy's principal rate-regulated electric utility subsidiary, Florida Power & Light Company (FPL), reported third-quarter 2016 net income of $515 million, or $1.11 per share, compared to $489 million, or $1.07 per share, for the prior-year quarter.

FPL's contribution to adjusted earnings per share growth over the prior-year comparable quarter was primarily driven by continued investment in the business. FPL’s third-quarter retail sales volume increased 4 percent from the prior-year comparable quarter, while its average number of customers increased by approximately 67,000 over the same period.

Earlier this month, FPL received approval from the Florida Public Service Commission on its proposal to acquire the Indiantown Cogeneration facility, a 330-megawatt (MW) coal-fired power plant that has a contract to supply capacity and energy to FPL through 2025. With an expected closing date for the transaction in early 2017, FPL plans to purchase the ownership interest in the Indiantown Cogeneration facility for $451 million, including existing debt. Upon taking ownership of the facility, FPL plans to immediately reduce the plant's operations with the intention of eventually phasing the plant out of service. The retirement of the plant is projected to save FPL customers an estimated $129 million and prevent more than 657,000 tons of carbon dioxide emissions annually, further expanding upon FPL's position as the cleanest energy company in Florida and among the cleanest in the nation.

FPL also continues to make progress on three new 74.5-MW solar power plants that will be among the largest solar power facilities ever built in the eastern U.S. During the quarter, FPL announced it had completed installation of half of the 1 million new solar panels that will comprise the new solar energy centers. The new, cost-effective plants are on track to begin powering FPL customers later this year, tripling the company's use of energy from the sun and adding to the overall fuel diversity of its fleet.

FPL continues to pursue a balanced outcome of its comprehensive four-year rate request filed earlier this year with the Florida Public Service Commission for new base rates that would be phased in beginning in 2017, following the expiration of the company's current rate agreement. After technical hearings and months of negotiations, FPL reached what it believes is a fair and constructive, long-term settlement agreement with three intervening parties. The settlement, if approved, will allow FPL to continue executing on its strategy of continuously improving its customer value proposition that includes electric bills that are among the lowest in the nation, high reliability, award-winning customer service and one of the cleanest emissions profiles in the U.S. The four-year base rate plan would support continued investments in long-term infrastructure, advanced technology and cost-effective renewable generation that will improve service, lower emissions and help keep customer bills low. The proposed agreement remains subject to approval by the Florida Public Service Commission. FPL's typical residential bill remains about 30 percent lower than the national average and is the lowest among reporting Florida utilities. In addition, FPL's typical 1,000-kilowatt-hour (kWh) residential customer bill today is lower than it was 10 years ago, down approximately 15 percent compared with 2006 rates.

Since 2006, FPL has invested more than $2 billion to build a stronger, smarter and more storm-resilient energy grid. Earlier this month when Hurricane Matthew affected FPL's service territory along Florida's East Coast, these investments benefited customers by resulting in fewer outages and faster restoration. In response to the hurricane, FPL deployed more resources pre-storm than ever before, which, together with its grid investments, enabled the company to restore service to 98.7 percent of the 1.2 million affected customers by the end of the second full day after the storm left its territory.

NextEra Energy Resources
NextEra Energy Resources, the competitive energy business of NextEra Energy, reported a third-quarter 2016 contribution to net income attributable to NextEra Energy on a GAAP basis of $307 million, or $0.66 per share, compared to $379 million, or $0.83 per share, in the prior-year quarter. On an adjusted basis, NextEra Energy Resources’ earnings for the third-quarter of 2016 were $279 million, or $0.60 per share, compared to $225 million, or $0.49 per share, for the third quarter of 2015.

NextEra Energy Resources' contribution to third-quarter adjusted earnings per share increased $0.11, or approximately 22 percent, compared to the prior-year quarter. Energy Resources' core business results were primarily driven by contributions from new investments of $0.27 per share, reflecting continued growth in the contracted renewables portfolio and contributions from gas pipeline projects. Partially offsetting the positive results were a $0.09 per share decline in contributions from upstream gas infrastructure activities and a $0.02 per share decline from existing generation assets. Interest expense, share dilution and other corporate expenses also increased primarily related to growth in the business.

During the third quarter, the NextEra Energy Resources team continued to execute on its backlog and pursue additional opportunities for contracted renewables development. Over the past few months, the team has added nearly 2,000 MW of renewables projects for post-2016 delivery to its backlog, including approximately 600 MW of new wind projects and roughly 1,300 MW of additional repowering opportunities within Energy Resources' existing U.S. wind portfolio.

The development activities of NextEra Energy Resources' natural gas pipeline projects remain on track. With Federal Energy Regulatory Commission (FERC) approval received earlier this year, the company's Sabal Trail Transmission and Florida Southeast Connection pipeline projects have commenced construction, with operations expected to begin in mid-2017. The Mountain Valley Pipeline joint venture continues to progress through the permitting process with FERC, with commercial operations expected to commence by year-end 2018.

Corporate and Other
On a GAAP basis, Corporate and Other earnings decreased $0.18 per share in the third quarter of 2016, compared to the prior-year comparable period, mainly as a result of merger-related expenses. On an adjusted basis, Corporate and Other earnings decreased $0.01 per share in the third quarter of 2016, compared to the prior-year comparable period.

Earlier today, NextEra Energy announced it has reached an agreement for an affiliate to merge with Texas Transmission Holdings Corporation ("TTHC"), including TTHC’s approximately 20 percent indirect interest in Oncor Electric Delivery Company LLC ("Oncor"), for total cash consideration of approximately $2.4 billion, subject to adjustment. In addition, NextEra Energy has reached an agreement to acquire the remaining 0.22 percent interest in Oncor that is owned by Oncor Management Investment LLC ("OMI") for total cash consideration of approximately $27 million. If approved, these transactions, when combined with NextEra Energy’s previously announced transaction to acquire Energy Future Holdings Corp.'s (“EFH”) approximately 80 percent interest in Oncor, would result in NextEra Energy owning 100 percent of Oncor. The TTHC merger agreement contemplates approval by the Public Utility Commission of Texas. NextEra Energy, together with Oncor, expects to file by Nov. 1 a joint application for merger approval. The proposed TTHC transaction is also subject to approval by FERC, the expiration or termination of the waiting period under the Hart-Scott-Rodino Act, the receipt of any required third-party approvals and other customary closing conditions. The TTHC transaction has been approved by the boards of directors of both NextEra Energy and TTHC, and the TTHC shareholders. NextEra Energy expects the EFH, TTHC and OMI transactions to be completed in the first half of 2017.

Outlook
NextEra Energy continues to expect adjusted earnings per share to be in the range of $5.85 to $6.35 for 2016 and in the range of $6.60 to $7.10 for 2018, implying a compound annual growth rate of 6 percent to 8 percent per year through 2018, off a 2014 base. If approved, the company's previously announced transactions with EFH, TTHC and OMI, which would result in NextEra Energy owning 100 percent of Oncor, are expected to be meaningfully accretive to earnings, enabling NextEra Energy to grow at or near the top end of its previously announced 6 percent to 8 percent per year adjusted earnings per share growth rate through 2018, off a 2014 base.
NextEra Energy's adjusted earnings expectations exclude the cumulative effect of adopting new accounting standards, the unrealized mark-to-market effect of non-qualifying hedges, as well as net OTTI losses on securities held in NextEra Energy Resources' nuclear decommissioning funds, none of which can be determined at this time. Adjusted earnings expectations also exclude the operating results from the Spain solar project, merger-related expenses and, for 2016, the gain on the sale of the Texas natural gas generation facilities and the impact of the resolution of contingencies related to a previous asset sale. In addition, adjusted earnings expectations assume, among other things: normal weather and operating conditions; continued recovery of the national and the Florida economy; supportive commodity markets; current forward curves; public policy support for wind and solar development and construction; market demand and transmission expansion to support wind and solar development; market demand for pipeline capacity; access to capital at reasonable cost and terms; no divestitures other than to NextEra Energy Partners, LP or acquisitions; no adverse litigation decisions; and no changes to governmental tax policy or incentives. Please see the accompanying cautionary statements for a list of the risk factors that may affect future results.

As previously announced, NextEra Energy's third-quarter 2016 conference call is scheduled for 9 a.m. ET today. Also discussed during the call will be third-quarter 2016 financial results for NextEra Energy Partners, LP (NYSE: NEP). The listen-only webcast will be available on NextEra Energy's website by accessing the following link: www.NextEraEnergy.com/investors. The news release and slides accompanying the presentation may be downloaded at www.NextEraEnergy.com/investors, beginning at 7:30 a.m. ET today. A replay will be available for 90 days by accessing the same link as listed above.

This news release should be read in conjunction with the attached unaudited financial information.

NextEra Energy, Inc.
NextEra Energy, Inc. (NYSE: NEE) is a leading clean energy company with consolidated revenues of approximately $17.5 billion and approximately 14,300 employees in 27 states and Canada as of year-end 2015, as well as approximately 45,000 megawatts of generating capacity, which includes megawatts associated with noncontrolling interests related to NextEra Energy Partners, LP (NYSE: NEP) as of April 2016. Headquartered in Juno Beach, Fla., NextEra Energy’s principal subsidiaries are Florida Power & Light Company, which serves more than 4.8 million customer accounts in Florida and is one of the largest rate-regulated electric utilities in the United States, and NextEra Energy Resources, LLC, which, together with its affiliated entities, is the world’s largest generator of renewable energy from the wind and sun. Through its subsidiaries, NextEra Energy generates clean, emissions-free electricity from eight commercial nuclear power units in Florida, New Hampshire, Iowa and Wisconsin. A Fortune 200 company and included in the S&P 100 index, NextEra Energy has been recognized often by third parties for its efforts in sustainability, corporate responsibility, ethics and compliance, and diversity, and has been ranked No. 1 in the electric and gas utilities industry in Fortune’s 2016 list of “World's Most Admired Companies.” For more information about NextEra Energy companies, visit these websites: www.NextEraEnergy.com, www.FPL.com, www.NextEraEnergyResources.com.

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Cautionary Statements and Risk Factors That May Affect Future Results

This news release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not statements of historical facts, but instead represent the current expectations of NextEra Energy, Inc. (together with its subsidiaries, NextEra Energy) regarding future operating results and other future events, many of which, by their nature, are inherently uncertain and outside of NextEra Energy's control.  Forward-looking statements in this news release include, among others, statements concerning adjusted earnings per share expectations and future operating performance, and statements concerning future dividends. In some cases, you can identify the forward-looking statements by words or phrases such as “will,” “may result,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “seek,” “aim,” “potential,” “projection,” “forecast,” “predict,” “goals,” “target,” “outlook,” “should,” “would” or similar words or expressions.  You should not place undue reliance on these forward-looking statements, which are not a guarantee of future performance.  The future results of NextEra Energy and its business and financial condition are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, or may require it to limit or eliminate certain operations.  These risks and uncertainties include, but are not limited to, the following:  effects of extensive regulation of NextEra Energy's business operations; inability of NextEra Energy to recover in a timely manner any significant amount of costs, a return on certain assets or a reasonable return on invested capital through base rates, cost recovery clauses, other regulatory mechanisms or otherwise; impact of political, regulatory and economic factors on regulatory decisions important to NextEra Energy; disallowance of cost recovery based on a finding of imprudent use of derivative instruments; effect of any reductions to, or elimination of, governmental incentives or policies that support utility scale renewable energy projects or the imposition of additional taxes or assessments on renewable energy; impact of new or revised laws, regulations, interpretations or other regulatory initiatives on NextEra Energy; effect on NextEra Energy of potential regulatory action to broaden the scope of regulation of over-the-counter (OTC) financial derivatives and to apply such regulation to NextEra Energy; capital expenditures, increased operating costs and various liabilities attributable to environmental laws, regulations and other standards applicable to NextEra Energy; effects on NextEra Energy of federal or state laws or regulations mandating new or additional limits on the production of greenhouse gas emissions; exposure of NextEra Energy to significant and increasing compliance costs and substantial monetary penalties and other sanctions as a result of extensive federal regulation of its operations; effect on NextEra Energy of changes in tax laws and in judgments and estimates used to determine tax-related asset and liability amounts; impact on NextEra Energy of adverse results of litigation; effect on NextEra Energy of failure to proceed with projects under development or inability to complete the construction of (or capital improvements to) electric generation, transmission and distribution facilities, gas infrastructure facilities or other facilities on schedule or within budget; impact on development and operating activities of NextEra Energy resulting from risks related to project siting, financing, construction, permitting, governmental approvals and the negotiation of project development agreements; risks involved in the operation and maintenance of electric generation, transmission and distribution facilities, gas infrastructure facilities and other facilities; effect on NextEra Energy of a lack of growth or slower growth in the number of customers or in customer usage; impact on NextEra Energy of severe weather and other weather conditions; threats of terrorism and catastrophic events that could result from terrorism, cyber attacks or other attempts to disrupt NextEra Energy's business or the businesses of third parties; inability to obtain adequate insurance coverage for protection of NextEra Energy against significant losses and risk that insurance coverage does not provide protection against all significant losses; a prolonged period of low gas and oil prices could impact NextEra Energy’s gas infrastructure business and cause NextEra Energy to delay or cancel certain gas infrastructure projects and for certain existing projects to be impaired; risk of increased operating costs resulting from unfavorable supply costs necessary to provide full energy and capacity requirement services; inability or failure to manage properly or hedge effectively the commodity risk within its portfolio; potential volatility of NextEra Energy's results of operations caused by sales of power on the spot market or on a short-term contractual basis; effect of reductions in the liquidity of energy markets on NextEra Energy's ability to manage operational risks; effectiveness of NextEra Energy's risk management tools associated with its hedging and trading procedures to protect against significant losses, including the effect of unforeseen price variances from historical behavior; impact of unavailability or disruption of power transmission or commodity transportation facilities on sale and delivery of power or natural gas; exposure of NextEra Energy to credit and performance risk from customers, hedging counterparties and vendors; failure of counterparties to perform under derivative contracts or of requirement for NextEra Energy to post margin cash collateral under derivative contracts; failure or breach of NextEra Energy's information technology systems; risks to NextEra Energy's retail businesses from compromise of sensitive customer data; losses from volatility in the market values of derivative instruments and limited liquidity in OTC markets; impact of negative publicity; inability to maintain, negotiate or renegotiate acceptable franchise agreements; increasing costs of health care plans; lack of a qualified workforce or the loss or retirement of key employees; occurrence of work strikes or stoppages and increasing personnel costs; NextEra Energy's ability to successfully identify, complete and integrate acquisitions, including the effect of increased competition for acquisitions; NextEra Energy Partners, LP’s (NEP's) acquisitions may not be completed and, even if completed, NextEra Energy may not realize the anticipated benefits of any acquisitions; environmental, health and financial risks associated with ownership and operation of nuclear generation facilities; liability of NextEra Energy for significant retrospective assessments and/or retrospective insurance premiums in the event of an incident at certain nuclear generation facilities; increased operating and capital expenditures at nuclear generation facilities resulting from orders or new regulations of the Nuclear Regulatory Commission; inability to operate any owned nuclear generation units through the end of their respective operating licenses; liability for increased nuclear licensing or compliance costs resulting from hazards, and increased public attention to hazards, posed to owned nuclear generation facilities; risks associated with outages of owned nuclear units; effect of disruptions, uncertainty or volatility in the credit and capital markets on NextEra Energy's ability to fund its liquidity and capital needs and meet its growth objectives; inability to maintain current credit ratings; impairment of liquidity from inability of credit providers to fund their credit commitments or to maintain their current credit ratings; poor market performance and other economic factors that could affect NextEra Energy's defined benefit pension plan's funded status; poor market performance and other risks to the asset values of nuclear decommissioning funds; changes in market value and other risks to certain of NextEra Energy's investments; effect of inability of NextEra Energy subsidiaries to pay upstream dividends or repay funds to NextEra Energy or of NextEra Energy's performance under guarantees of subsidiary obligations on NextEra Energy's ability to meet its financial obligations and to pay dividends on its common stock; the fact that the amount and timing of dividends payable on NextEra Energy's common stock, as well as the dividend policy approved by NextEra Energy's board of directors from time to time, and changes to that policy, are within the sole discretion of NextEra Energy's board of directors and, if declared and paid, dividends may be in amounts that are less than might be expected by shareholders; NEP’s inability to access sources of capital on commercially reasonable terms could have an effect on its ability to consummate future acquisitions and on the value of NextEra Energy’s limited partner interest in NextEra Energy Operating Partners, LP; and effects of disruptions, uncertainty or volatility in the credit and capital markets on the market price of NextEra Energy's common stock. NextEra Energy discusses these and other risks and uncertainties in its annual report on Form 10-K for the year ended December 31, 2015 and other SEC filings, and this news release should be read in conjunction with such SEC filings made through the date of this news release.  The forward-looking statements made in this news release are made only as of the date of this news release and NextEra Energy undertakes no obligation to update any forward-looking statements.

Forward-looking statements include, but are not limited to, statements about the anticipated benefits of the proposed transactions involving NEE, EFH, TTHC, OMI and Oncor, including future financial or operating results of NEE or Oncor, NEE’s, EFH’s or Oncor’s plans, credit ratings changes, objectives, expectations or intentions, the expected timing of completion of the transactions, the value, as of the completion of the EFH merger, the TTHC merger or the acquisition of OMI’s interest in Oncor, or as of any other date in the future, of any consideration to be received in the EFH merger in the form of stock or any other security, NEE’s earnings expectations and other statements that are not historical facts. Important factors that could cause actual results to differ materially from those indicated by any such forward-looking statements include risks and uncertainties relating to: the risk that NEE, EFH, TTHC, OMI or Oncor may be unable to obtain bankruptcy court and governmental and regulatory approvals required for the transactions, or required bankruptcy court and governmental and regulatory approvals may delay the transactions or result in the imposition of conditions that could cause the parties to abandon any or all transactions; the risk that a condition to closing of any of the transactions may not be satisfied; the expected timing to consummate the proposed transactions; the risk that the businesses will not be integrated successfully; disruption from the transactions making it more difficult to maintain relationships with customers, employees or suppliers; the diversion of management time and attention on merger-related issues; general worldwide economic conditions and related uncertainties; the effect and timing of changes in laws or in governmental regulations (including environmental); fluctuations in trading prices of securities of NEE and in the financial results of NEE, EFH or Oncor or any of their subsidiaries; the timing and extent of changes in interest rates, commodity prices and demand and market prices for electricity; and other factors discussed or referred to in the “Risk Factors” section of Oncor’s or NEE’s most recent Annual Reports on Form 10-K filed with the Securities and Exchange Commission. These risks, as well as other risks associated with the transactions, will be more fully discussed in subsequent filings with the SEC in connection with the mergers. Additional risks and uncertainties are identified and discussed in NEE’s and Oncor’s reports filed with the SEC and available at the SEC’s website at www.sec.gov. Each forward-looking statement speaks only as of the date of the particular statement and NEE does not undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

NextEra Energy, Inc.
Condensed Consolidated Statements of Income
(millions, except per share amounts)
(unaudited)

			Preliminary
Three Months Ended September 30, 2016	Florida Power & Light	NEER	Corporate & Other(1)	NextEra Energy, Inc.
Operating Revenues	$3,283	$1,430	$92	$4,805
Operating Expenses
Fuel, purchased power and interchange	1,045	161	11	1,217
Other operations and maintenance	403	395	35	833
Merger-related	—	—	123	123
Depreciation and amortization	587	380	16	983
Taxes other than income taxes and other - net	327	38	5	370
Total operating expenses	2,362	974	190	3,526
Operating Income	921	456	(98)	1,279
Other Income (Deductions)
Interest expense	(114)	(220)	(35)	(369)
Benefits associated with differential membership interests - net	—	59	—	59
Equity in earnings of equity method investees	—	61	9	70
Allowance for equity funds used during construction	17	3	—	20
Interest income	—	6	17	23
Gains on disposal of assets - net	—	9	—	9
Other than temporary impairment losses on securities held in nuclear decommissioning funds	—	(2)	—	(2)
Revaluation of contingent consideration	—	101	—	101
Other - net	—	5	12	17
Total other deductions - net	(97)	22	3	(72)
Income (Loss) before Income Taxes	824	478	(95)	1,207
Income Tax Expense (Benefit)	309	135	(26)	418
Net Income (Loss)	515	343	(69)	789
Less Net Income Attributable to Noncontrolling Interests	—	36	—	36
Net Income (Loss) Attributable to NextEra Energy, Inc.	$515	$307	$(69)	$753
Reconciliation of Net Income (Loss) Attributable to NextEra Energy, Inc. to Adjusted Earnings:
Net Income (Loss) Attributable to NextEra Energy, Inc.	$515	$307	$(69)	$753
Adjustments(2):
Net unrealized mark-to-market losses (gains) associated with non-qualifying hedges(3)	—	(79)	(1)	(80)
Operating loss (income) of Spain solar projects(4)	—	1	—	1
Merger-related expenses(5)	—	—	123	123
Less related income tax expense (benefit)	—	50	(38)	12
Adjusted Earnings	$515	$279	$15	$809
Earnings (Loss) Per Share Attributable to NextEra Energy, Inc. (assuming dilution)	$1.11	$0.66	$(0.15)	$1.62
Adjustments(2):
Net unrealized mark-to-market losses (gains) associated with non-qualifying hedges(3)	—	(0.17)	—	(0.17)
Operating loss (income) of Spain solar projects(4)	—	—	—	—
Merger-related expenses(5)	—	—	0.26	0.26
Less related income tax expense (benefit)	—	0.11	(0.08)	0.03
Adjusted Earnings Per Share	$1.11	$0.60	$0.03	$1.74
Weighted-average shares outstanding (assuming dilution)				466
—————————————
(1) Corporate & Other represents other business activities, consolidating income tax adjustments and eliminating entries, and may include the net effect of rounding. Corporate & Other allocates a portion of corporate interest expense and shared service costs to NEER. Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual corporate interest expense is included in Corporate & Other.

(2) Adjustments are presented on a pretax basis.
(3) After tax impact on adjusted earnings by segment is $0, ($28), $1, ($27), respectively, or $0, ($0.06), $0, ($0.06) per share.
(4) After tax impact on adjusted earnings is $0 or $0 per share.
(5) After tax impact on adjusted earnings is $83 or $0.18 per share.

NextEra Energy, Inc.
Condensed Consolidated Statements of Income
(millions, except per share amounts)
(unaudited)

			Preliminary
Three Months Ended September 30, 2015	Florida Power & Light	NEER	Corporate & Other(1)	NextEra Energy, Inc.
Operating Revenues	$3,274	$1,586	$94	$4,954
Operating Expenses
Fuel, purchased power and interchange	1,195	260	17	1,472
Other operations and maintenance	410	378	31	819
Merger-related	—	—	7	7
Depreciation and amortization	485	295	18	798
Taxes other than income taxes and other - net	329	39	9	377
Total operating expenses	2,419	972	82	3,473
Operating Income	855	614	12	1,481
Other Income (Deductions)
Interest expense	(110)	(167)	(34)	(311)
Benefits associated with differential membership interests - net	—	40	—	40
Equity in earnings of equity method investees	—	48	3	51
Allowance for equity funds used during construction	20	1	(1)	20
Interest income	1	8	13	22
Gains on disposal of assets - net	—	15	—	15
Other than temporary impairment losses on securities held in nuclear decommissioning funds	—	(24)	—	(24)
Revaluation of contingent consideration	—	—	—	—
Other - net	(3)	9	2	8
Total other deductions - net	(92)	(70)	(17)	(179)
Income (Loss) before Income Taxes	763	544	(5)	1,302
Income Tax Expense (Benefit)	274	163	(16)	421
Net Income (Loss)	489	381	11	881
Less Net Income Attributable to Noncontrolling Interests	—	2	—	2
Net Income (Loss) Attributable to NextEra Energy, Inc.	$489	$379	$11	$879
Reconciliation of Net Income (Loss) Attributable to NextEra Energy, Inc. to Adjusted Earnings:
Net Income (Loss) Attributable to NextEra Energy, Inc.	$489	$379	$11	$879
Adjustments(2):
Net unrealized mark-to-market losses (gains) associated with non-qualifying hedges(3)	—	(265)	2	(263)
Loss from other than temporary impairments - net(4)	—	21	—	21
Operating loss (income) of Spain solar projects(5)	—	(9)	—	(9)
Merger-related expenses(6)	—	—	7	7
Less related income tax expense (benefit)	—	99	(4)	95
Adjusted Earnings	$489	$225	$16	$730
Earnings (Loss) Per Share Attributable to NextEra Energy, Inc. (assuming dilution)	$1.07	$0.83	$0.03	$1.93
Adjustments(2):
Net unrealized mark-to-market losses (gains) associated with non-qualifying hedges(3)	—	(0.58)	—	(0.58)
Loss from other than temporary impairments - net(4)	—	0.05	—	0.05
Operating loss (income) of Spain solar projects(5)	—	(0.02)	—	(0.02)
Merger-related expenses(6)	—	—	0.02	0.02
Less related income tax expense (benefit)	—	0.21	(0.01)	0.20
Adjusted Earnings Per Share	$1.07	$0.49	$0.04	$1.60
Weighted-average shares outstanding (assuming dilution)				456
—————————————
(1) Corporate & Other represents other business activities, consolidating income tax adjustments and eliminating entries, and may include the net effect of rounding. Corporate & Other allocates a portion of corporate interest expense and shared service costs to NEER. Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual corporate interest expense is included in Corporate & Other.

(2) Adjustments are presented on a pretax basis.
(3) After tax impact on adjusted earnings by segment is $0, ($158), $0, ($158), respectively, or $0, ($0.35), $0, ($0.35) per share.
(4) After tax impact on adjusted earnings is $13 or $0.03 per share.
(5) After tax impact on adjusted earnings is ($9) or ($0.02) per share.
(6) After tax impact on adjusted earnings is $5 or $0.01 per share.
2015 amounts for NEER and Corporate and Other were adjusted to reflect the fourth quarter 2015 segment change related to natural gas pipeline projects.

NextEra Energy, Inc.
Condensed Consolidated Statements of Income
(millions, except per share amounts)
(unaudited)

			Preliminary
Nine Months Ended September 30, 2016	Florida Power & Light	NEER	Corporate & Other(1)	NextEra Energy, Inc.
Operating Revenues	$8,337	$3,841	$279	$12,457
Operating Expenses
Fuel, purchased power and interchange	2,556	517	32	3,105
Other operations and maintenance	1,203	1,177	94	2,474
Merger-related	—	—	129	129
Depreciation and amortization	1,207	1,006	49	2,262
Taxes other than income taxes and other - net	908	(125)	22	805
Total operating expenses	5,874	2,575	326	8,775
Operating Income	2,463	1,266	(47)	3,682
Other Income (Deductions)
Interest expense	(342)	(866)	(272)	(1,480)
Benefits associated with differential membership interests - net	—	220	—	220
Equity in earnings of equity method investees	—	117	30	147
Allowance for equity funds used during construction	55	6	1	62
Interest income	3	16	42	61
Gains on disposal of assets - net	—	36	—	36
Other than temporary impairment losses on securities held in nuclear decommissioning funds	—	(19)	—	(19)
Revaluation of contingent consideration	—	118	—	118
Other - net	—	24	16	40
Total other deductions - net	(284)	(348)	(183)	(815)
Income (Loss) before Income Taxes	2,179	918	(230)	2,867
Income Tax Expense (Benefit)	823	111	(55)	879
Net Income (Loss)	1,356	807	(175)	1,988
Less Net Income Attributable to Noncontrolling Interests	—	42	—	42
Net Income (Loss) Attributable to NextEra Energy, Inc.	$1,356	$765	$(175)	$1,946
Reconciliation of Net Income (Loss) Attributable to NextEra Energy, Inc. to Adjusted Earnings:
Net Income (Loss) Attributable to NextEra Energy, Inc.	$1,356	$765	$(175)	$1,946
Adjustments(2):
Net unrealized mark-to-market losses (gains) associated with non-qualifying hedges(3)	—	415	163	578
Loss from other than temporary impairments - net(4)	—	10	—	10
Resolution of contingencies related to a previous asset sale(5)	—	(9)	—	(9)
Gain on sale of the Texas natural gas generation facilities(6)	—	(254)	—	(254)
Operating loss (income) of Spain solar projects(7)	—	5	—	5
Merger-related expenses(8)	—	—	129	129
Less related income tax expense (benefit)	—	(32)	(53)	(85)
Adjusted Earnings	$1,356	$900	$64	$2,320
Earnings (Loss) Per Share Attributable to NextEra Energy, Inc. (assuming dilution)	$2.92	$1.65	$(0.38)	$4.19
Adjustments(2):
Net unrealized mark-to-market losses (gains) associated with non-qualifying hedges(3)	—	0.89	0.35	1.24
Loss from other than temporary impairments - net(4)	—	0.02	—	0.02
Resolution of contingencies related to a previous asset sale(5)	—	(0.02)	—	(0.02)
Gain on sale of the Texas natural gas generation facilities(6)	—	(0.55)	—	(0.55)
Operating loss (income) of Spain solar projects(7)	—	0.01	—	0.01
Merger-related expenses(8)	—	—	0.28	0.28
Less related income tax expense (benefit)	—	(0.06)	(0.11)	(0.17)
Adjusted Earnings Per Share	$2.92	$1.94	$0.14	$5.00
Weighted-average shares outstanding (assuming dilution)				465
—————————————
(1) Corporate & Other represents other business activities, consolidating income tax adjustments and eliminating entries, and may include the net effect of rounding. Corporate & Other allocates a portion of corporate interest expense and shared service costs to NEER. Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual corporate interest expense is included in Corporate & Other.

(2) Adjustments are presented on a pretax basis.
(3) After tax impact on adjusted earnings by segment is $0, $295, $94, $389, respectively, or $0, $0.63, $0.20, $0.83 per share.
(4) After tax impact on adjusted earnings by segment is $0, $5, ($1), $4, respectively, or $0, $0.01, $0, $0.01 per share.
(5) After tax impact on adjusted earnings is ($5) or ($0.01) per share.
(6) After tax impact on adjusted earnings by segment is $0, ($164), $58, ($106), respectively, or $0, ($0.35), $0.13, ($0.22) per share.
(7) After tax impact on adjusted earnings is $4 or $0.01 per share.
(8) After tax impact on adjusted earnings is $88 or $0.19 per share.

NextEra Energy, Inc.
Condensed Consolidated Statements of Income
(millions, except per share amounts)
(unaudited)

			Preliminary
Nine Months Ended September 30, 2015	Florida Power & Light	NEER	Corporate & Other(1)	NextEra Energy, Inc.
Operating Revenues	$8,812	$4,315	$290	$13,417
Operating Expenses
Fuel, purchased power and interchange	3,298	804	49	4,151
Other operations and maintenance	1,147	1,117	89	2,353
Merger-related	—	—	20	20
Depreciation and amortization	1,154	874	54	2,082
Taxes other than income taxes and other - net	910	123	21	1,054
Total operating expenses	6,509	2,918	233	9,660
Operating Income	2,303	1,397	57	3,757
Other Income (Deductions)
Interest expense	(337)	(470)	(105)	(912)
Benefits associated with differential membership interests - net	—	151	—	151
Equity in earnings of equity method investees	—	84	3	87
Allowance for equity funds used during construction	46	1	1	48
Interest income	3	23	39	65
Gains on disposal of assets - net	—	42	—	42
Other than temporary impairment losses on securities held in nuclear decommissioning funds	—	(32)	—	(32)
Revaluation of contingent consideration	—	—	—	—
Other - net	(4)	28	3	27
Total other deductions - net	(292)	(173)	(59)	(524)
Income (Loss) before Income Taxes	2,011	1,224	(2)	3,233
Income Tax Expense (Benefit)	728	281	(28)	981
Net Income (Loss)	1,283	943	26	2,252
Less Net Income Attributable to Noncontrolling Interests	—	7	—	7
Net Income (Loss) Attributable to NextEra Energy, Inc.	$1,283	$936	$26	$2,245
Reconciliation of Net Income (Loss) Attributable to NextEra Energy, Inc. to Adjusted Earnings:
Net Income (Loss) Attributable to NextEra Energy, Inc.	$1,283	$936	$26	$2,245
Adjustments(2):
Net unrealized mark-to-market losses (gains) associated with non-qualifying hedges(3)	—	(332)	—	(332)
Loss from other than temporary impairments - net(4)	—	23	—	23
Operating loss (income) of Spain solar projects(5)	—	(5)	—	(5)
Merger-related expenses(6)	—	—	20	20
Less related income tax expense (benefit)	—	120	(11)	109
Adjusted Earnings	$1,283	$742	$35	$2,060
Earnings (Loss) Per Share Attributable to NextEra Energy, Inc. (assuming dilution)	$2.84	$2.07	$0.06	$4.97
Adjustments(2):
Net unrealized mark-to-market losses (gains) associated with non-qualifying hedges(3)	—	(0.74)	—	(0.74)
Loss from other than temporary impairments - net(4)	—	0.05	—	0.05
Operating loss (income) of Spain solar projects(5)	—	(0.01)	—	(0.01)
Merger-related expenses(6)	—	—	0.04	0.04
Less related income tax expense (benefit)	—	0.27	(0.03)	0.24
Adjusted Earnings Per Share	$2.84	$1.64	$0.07	$4.55
Weighted-average shares outstanding (assuming dilution)				451
—————————————
(1) Corporate & Other represents other business activities, consolidating income tax adjustments and eliminating entries, and may include the net effect of rounding. Corporate & Other allocates a portion of corporate interest expense and shared service costs to NEER. Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual corporate interest expense is included in Corporate & Other.

(2) Adjustments are presented on a pretax basis.
(3) After tax impact on adjusted earnings by segment is $0, ($203), ($7), ($210), respectively, or $0, ($0.45), ($0.02), ($0.47) per share.
(4) After tax impact on adjusted earnings is $14 or $0.03 per share.
(5) After tax impact on adjusted earnings is ($5) or ($0.01) per share.
(6) After tax impact on adjusted earnings is $16 or $0.03 per share.
2015 amounts for NEER and Corporate and Other were adjusted to reflect the fourth quarter 2015 segment change related to natural gas pipeline projects.

NextEra Energy, Inc.
Condensed Consolidated Balance Sheets
(millions)
(unaudited)

			Preliminary
September 30, 2016	Florida Power & Light	NEER	Corporate & Other(1)	NextEra Energy, Inc.
Property, Plant and Equipment
Electric plant in service and other property	$43,700	$31,198	$1,661	$76,559
Nuclear fuel	1,333	821	—	2,154
Construction work in progress	2,817	4,253	80	7,150
Accumulated depreciation and amortization	(12,406)	(7,354)	(486)	(20,246)
Total property, plant and equipment - net	35,444	28,918	1,255	65,617
Current Assets
Cash and cash equivalents	46	560	75	681
Customer receivables, net of allowances	1,013	857	51	1,921
Other receivables	112	887	(61)	938
Materials, supplies and fossil fuel inventory	868	435	6	1,309
Regulatory assets:
Derivatives	—	—	—	—
Other	300	—	1	301
Derivatives	22	565	25	612
Assets held for sale	—	526	—	526
Other	124	332	3	459
Total current assets	2,485	4,162	100	6,747
Other Assets
Special use funds	3,706	1,744	—	5,450
Other investments	4	1,562	814	2,380
Prepaid benefit costs	1,286	—	(61)	1,225
Regulatory assets:
Purchased power agreement termination	658	—	—	658
Other	854	6	254	1,114
Derivatives	11	1,351	32	1,394
Other	169	3,017	93	3,279
Total other assets	6,688	7,680	1,132	15,500
Total Assets	$44,617	$40,760	$2,487	$87,864
Capitalization
Common stock	$1,373	$—	$(1,368)	$5
Additional paid-in capital	7,732	9,506	(8,199)	9,039
Retained earnings	6,503	8,875	(479)	14,899
Accumulated other comprehensive loss	—	50	(86)	(36)
Total common shareholders' equity	15,608	18,431	(10,132)	23,907
Noncontrolling interests	—	962	—	962
Total equity	15,608	19,393	(10,132)	24,869
Long-term debt	9,846	8,156	10,193	28,195
Total capitalization	25,454	27,549	61	53,064
Current Liabilities
Commercial paper	464	—	164	628
Notes payable	450	—	40	490
Current maturities of long-term debt	67	470	1,827	2,364
Accounts payable	759	2,084	(43)	2,800
Customer deposits	464	4	1	469
Accrued interest and taxes	785	195	(119)	861
Derivatives	5	355	17	377
Accrued construction-related expenditures	245	531	5	781
Liabilities associated with assets held for sale	—	456	—	456
Other	462	604	164	1,230
Total current liabilities	3,701	4,699	2,056	10,456
Other Liabilities and Deferred Credits
Asset retirement obligations	1,890	747	—	2,637
Deferred income taxes	8,349	2,489	(256)	10,582
Regulatory liabilities:
Accrued asset removal costs	1,928	—	12	1,940
Asset retirement obligation regulatory expense difference	2,290	—	—	2,290
Other	508	—	(1)	507
Derivatives	—	773	226	999
Deferral related to differential membership interests	—	3,274	—	3,274
Other	497	1,229	389	2,115
Total other liabilities and deferred credits	15,462	8,512	370	24,344
Commitments and Contingencies
Total Capitalization and Liabilities	$44,617	$40,760	$2,487	$87,864
—————————————
(1) Corporate & Other represents other business activities, consolidating income tax adjustments and eliminating entries, and may include the net effect of rounding. Corporate & Other allocates a portion of corporate interest expense and shared service costs to NEER. Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual corporate interest expense is included in Corporate & Other.

NextEra Energy, Inc.
Condensed Consolidated Balance Sheets
(millions)
(unaudited)

			Preliminary
December 31, 2015	Florida Power & Light	NEER	Corporate & Other(1)	NextEra Energy, Inc.
Property, Plant and Equipment
Electric plant in service and other property	$41,227	$29,833	$1,546	$72,606
Nuclear fuel	1,306	761	—	2,067
Construction work in progress	2,850	2,746	61	5,657
Accumulated depreciation and amortization	(11,862)	(6,640)	(442)	(18,944)
Total property, plant and equipment - net	33,521	26,700	1,165	61,386
Current Assets
Cash and cash equivalents	23	490	58	571
Customer receivables, net of allowances	849	861	74	1,784
Other receivables	123	485	(127)	481
Materials, supplies and fossil fuel inventory	826	428	5	1,259
Regulatory assets:
Derivatives	218	—	—	218
Other	284	—	1	285
Derivatives	3	698	11	712
Assets held for sale	—	1,009	—	1,009
Other	181	286	9	476
Total current assets	2,507	4,257	31	6,795
Other Assets
Special use funds	3,504	1,634	—	5,138
Other investments	4	993	789	1,786
Prepaid benefit costs	1,243	—	(88)	1,155
Regulatory assets:
Purchased power agreement termination	726	—	—	726
Other	787	2	263	1,052
Derivatives	1	1,195	6	1,202
Other	230	2,866	143	3,239
Total other assets	6,495	6,690	1,113	14,298
Total Assets	$42,523	$37,647	$2,309	$82,479
Capitalization
Common stock	$1,373	$—	$(1,368)	$5
Additional paid-in capital	7,733	8,117	(7,254)	8,596
Retained earnings	6,447	8,109	(416)	14,140
Accumulated other comprehensive loss	—	(80)	(87)	(167)
Total common shareholders' equity	15,553	16,146	(9,125)	22,574
Noncontrolling interests	—	538	—	538
Total equity	15,553	16,684	(9,125)	23,112
Long-term debt	9,956	6,825	9,900	26,681
Total capitalization	25,509	23,509	775	49,793
Current Liabilities
Commercial paper	56	—	318	374
Notes payable	100	112	200	412
Current maturities of long-term debt	64	1,489	667	2,220
Accounts payable	664	1,889	(24)	2,529
Customer deposits	469	4	—	473
Accrued interest and taxes	279	155	15	449
Derivatives	222	651	9	882
Accrued construction-related expenditures	240	670	11	921
Liabilities associated with assets held for sale	—	992	—	992
Other	355	381	119	855
Total current liabilities	2,449	6,343	1,315	10,107
Other Liabilities and Deferred Credits
Asset retirement obligations	1,822	647	—	2,469
Deferred income taxes	7,730	2,263	(166)	9,827
Regulatory liabilities:
Accrued asset removal costs	1,921	—	9	1,930
Asset retirement obligation regulatory expense difference	2,182	—	—	2,182
Other	492	—	2	494
Derivatives	—	401	129	530
Deferral related to differential membership interests	—	3,142	—	3,142
Other	418	1,342	245	2,005
Total other liabilities and deferred credits	14,565	7,795	219	22,579
Commitments and Contingencies
Total Capitalization and Liabilities	$42,523	$37,647	$2,309	$82,479
—————————————
(1) Corporate & Other represents other business activities, consolidating income tax adjustments and eliminating entries, and may include the net effect of rounding. Corporate & Other allocates a portion of corporate interest expense and shared service costs to NEER. Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual corporate interest expense is included in Corporate & Other.

NextEra Energy, Inc.
Condensed Consolidated Statements of Cash Flows
(millions)
(unaudited)

			Preliminary
Nine Months Ended September 30, 2016	Florida Power & Light	NEER	Corporate & Other(1)	NextEra Energy, Inc.
Cash Flows From Operating Activities
Net income	$1,356	$807	$(175)	$1,988
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,207	1,006	49	2,262
Nuclear fuel and other amortization	167	94	14	275
Unrealized losses (gains) on marked to market derivative contracts - net	—	306	63	369
Foreign currency transaction losses (gains)	—	(3)	102	99
Deferred income taxes	569	217	(20)	766
Cost recovery clauses and franchise fees	111	—	—	111
Purchased power agreement termination	—	—	—	—
Benefits associated with differential membership interests - net	—	(220)	—	(220)
Allowance for equity funds used during construction	(55)	(6)	(1)	(62)
Losses (gains) on sale and disposal of assets - net	—	(292)	1	(291)
Other - net	23	(168)	29	(116)
Changes in operating assets and liabilities:
Customer and other receivables	(169)	13	6	(150)
Materials, supplies and fossil fuel inventory	(42)	(16)	(1)	(59)
Other current assets	26	(24)	3	5
Other assets	12	(10)	(19)	(17)
Accounts payable and customer deposits	94	(27)	(13)	54
Margin cash collateral	—	(142)	—	(142)
Income taxes	150	97	(199)	48
Interest and other taxes	369	(2)	17	384
Other current liabilities	66	(35)	(13)	18
Other liabilities	(94)	30	36	(28)
Net cash provided by (used in) operating activities	3,790	1,625	(121)	5,294
Cash Flows From Investing Activities
Capital expenditures of FPL	(2,976)	—	—	(2,976)
Independent power and other investments of NEER	—	(4,610)	—	(4,610)
Nuclear fuel purchases	(121)	(73)	—	(194)
Other capital expenditures and other investments	—	—	(149)	(149)
Sale of independent power and other investments of NEER	—	395	—	395
Proceeds from sale or maturity of securities in special use funds and other investments	1,775	609	251	2,635
Purchases of securities in special use funds and other investments	(1,836)	(636)	(239)	(2,711)
Proceeds from sale of a noncontrolling interest in subsidiaries	—	645	—	645
Other - net	32	(55)	5	(18)
Net cash used in investing activities	(3,126)	(3,725)	(132)	(6,983)
Cash Flows From Financing Activities
Issuances of long-term debt	150	1,793	2,701	4,644
Retirements of long-term debt	(262)	(1,112)	(1,280)	(2,654)
Proceeds from differential membership investors	—	328	—	328
Payments to differential membership investors	—	(84)	—	(84)
Proceeds from notes payable	500	—	—	500
Repayments of notes payable	(150)	(12)	(200)	(362)
Net change in commercial paper	408	—	(154)	254
Issuances of common stock - net	—	—	528	528
Dividends on common stock	—	—	(1,205)	(1,205)
Dividends & capital distributions from (to) parent - net	(1,300)	1,342	(42)	—
Other - net	13	(85)	(78)	(150)
Net cash provided by (used in) financing activities	(641)	2,170	270	1,799
Net increase (decrease) in cash and cash equivalents	23	70	17	110
Cash and cash equivalents at beginning of period	23	490	58	571
Cash and cash equivalents at end of period	$46	$560	$75	$681
—————————————
(1) Corporate & Other represents other business activities, consolidating income tax adjustments and eliminating entries, and may include the net effect of rounding. Corporate & Other allocates a portion of corporate interest expense and shared service costs to NEER. Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual corporate interest expense is included in Corporate & Other.

NextEra Energy, Inc.
Condensed Consolidated Statements of Cash Flows
(millions)
(unaudited)

			Preliminary
Nine Months Ended September 30, 2015	Florida Power & Light	NEER	Corporate & Other(1)	NextEra Energy, Inc.
Cash Flows From Operating Activities
Net income	$1,283	$943	$26	$2,252
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,154	874	54	2,082
Nuclear fuel and other amortization	160	105	15	280
Unrealized losses (gains) on marked to market derivative contracts - net	—	(393)	—	(393)
Foreign currency transaction losses (gains)	—	—	—	—
Deferred income taxes	107	853	(112)	848
Cost recovery clauses and franchise fees	114	—	—	114
Purchased power agreement termination	(521)	—	—	(521)
Benefits associated with differential membership interests - net	—	(151)	—	(151)
Allowance for equity funds used during construction	(46)	—	(2)	(48)
Losses (gains) on sale and disposal of assets - net	—	(40)	1	(39)
Other - net	54	27	52	133
Changes in operating assets and liabilities:
Customer and other receivables	(250)	180	(53)	(123)
Materials, supplies and fossil fuel inventory	(39)	(13)	—	(52)
Other current assets	(49)	(10)	3	(56)
Other assets	(41)	30	(17)	(28)
Accounts payable and customer deposits	32	(161)	(2)	(131)
Margin cash collateral	—	(79)	—	(79)
Income taxes	366	(434)	113	45
Interest and other taxes	357	18	11	386
Other current liabilities	28	—	55	83
Other liabilities	(41)	(40)	(8)	(89)
Net cash provided by (used in) operating activities	2,668	1,709	136	4,513
Cash Flows From Investing Activities
Capital expenditures of FPL	(2,440)	—	—	(2,440)
Independent power and other investments of NEER	—	(2,870)	—	(2,870)
Nuclear fuel purchases	(178)	(132)	—	(310)
Other capital expenditures and other investments	—	—	(56)	(56)
Sale of independent power and other investments of NEER	—	34	—	34
Proceeds from sale or maturity of securities in special use funds and other investments	3,099	548	104	3,751
Purchases of securities in special use funds and other investments	(3,149)	(572)	(151)	(3,872)
Proceeds from sale of a noncontrolling interest in subsidiaries	—	319	—	319
Other - net	(86)	53	—	(33)
Net cash used in investing activities	(2,754)	(2,620)	(103)	(5,477)
Cash Flows From Financing Activities
Issuances of long-term debt	85	1,827	1,550	3,462
Retirements of long-term debt	(550)	(1,075)	(1,472)	(3,097)
Proceeds from differential membership investors	—	46	—	46
Payments to differential membership investors	—	(68)	—	(68)
Proceeds from notes payable	—	325	1,125	1,450
Repayments of notes payable	—	(313)	—	(313)
Net change in commercial paper	(896)	—	780	(116)
Issuances of common stock - net	—	—	1,274	1,274
Dividends on common stock	—	—	(1,031)	(1,031)
Dividends & capital distributions from (to) parent - net	1,454	785	(2,239)	—
Other - net	9	(47)	(1)	(39)
Net cash provided by (used in) financing activities	102	1,480	(14)	1,568
Net increase (decrease) in cash and cash equivalents	16	569	19	604
Cash and cash equivalents at beginning of period	14	536	27	577
Cash and cash equivalents at end of period	$30	$1,105	$46	$1,181
—————————————
(1) Corporate & Other represents other business activities, consolidating income tax adjustments and eliminating entries, and may include the net effect of rounding. Corporate & Other allocates a portion of corporate interest expense and shared service costs to NEER. Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual corporate interest expense is included in Corporate & Other.

2015 amounts for NEER and Corporate and Other were adjusted to reflect the fourth quarter 2015 segment change related to natural gas pipeline projects.

NextEra Energy, Inc.
Earnings Per Share Contributions
(assuming dilution)
(unaudited)

Preliminary
	First Quarter		Second Quarter	Third Quarter	Year-To-Date
2015 Earnings Per Share Attributable to NextEra Energy, Inc.	$1.45		$1.59	$1.93	$4.97

Florida Power & Light - 2015 Earnings Per Share	$0.80		$0.97	$1.07	$2.84
New investment growth	0.04		0.08	0.07	0.19
Cost recovery clause results	0.02		0.01	0.01	0.03
Allowance for funds used during construction	0.03		(0.01)	(0.01)	0.02
Woodford revenue refund	—		(0.03)	—	(0.03)
Wholesale operations	0.01		—	—	0.01
Other and share dilution	(0.05)		(0.06)	(0.03)	(0.14)
Florida Power & Light - 2016 Earnings Per Share	$0.85		$0.96	$1.11	$2.92

NEER - 2015 Earnings Per Share Attributable to NextEra Energy, Inc.	$0.62		$0.61	$0.83	$2.07
New investments	0.14		0.19	0.27	0.61
Existing assets	0.04		(0.02)	(0.02)	(0.01)
Gas infrastructure	—		(0.02)	(0.09)	(0.11)
Customer supply and proprietary power & gas trading	(0.04)		(0.01)	—	(0.04)
Non-qualifying hedges impact	(0.22)		(0.57)	(0.29)	(1.08)
Resolution of contingencies related to a previous asset sale	0.01		—	—	0.01
Gain on sale of the Texas natural gas generation facilities (see related tax effects in Corporate and Other below)	—		0.35	—	0.35
Spain operating results	—		—	(0.02)	(0.02)
Change in other than temporary impairment losses - net	(0.01)		0.01	0.03	0.02
Interest and corporate general and administrative expenses	(0.05)		(0.04)	(0.04)	(0.12)
Other, including income taxes and share dilution	(0.01)		—	(0.01)	(0.03)
NEER - 2016 Earnings Per Share Attributable to NextEra Energy, Inc.	$0.48		$0.50	$0.66	$1.65

Corporate and Other - 2015 Earnings Per Share	$0.03		$0.01	$0.03	$0.06
Non-qualifying hedges impact	—		(0.21)	—	(0.22)
Gain on sale of the Texas natural gas generation facilities	—		(0.13)	—	(0.13)
Merger-related expenses	—		0.01	(0.17)	(0.16)
Other, including interest expense, interest income and consolidating income tax benefits or expenses and share dilution	0.05	(1)	0.02	(0.01)	0.07
Corporate and Other - 2016 Earnings (Loss) Per Share	$0.08		$(0.30)	$(0.15)	$(0.38)

2016 Earnings Per Share Attributable to NextEra Energy, Inc.	$1.41		$1.16	$1.62	$4.19
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(1) Reflects the first-quarter 2016 favorable impact of approximately $0.04 per share of the adoption in the second quarter of 2016 of an accounting standards update related to stock-based compensation.

Corporate & Other represents other business activities, consolidating income tax adjustments and eliminating entries, and may include the net effect of rounding. Corporate & Other allocates a portion of corporate interest expense and shared service costs to NEER. Interest expense is allocated based on a deemed capital structure of 70% debt and, for purposes of allocating corporate interest expense, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual corporate interest expense is included in Corporate & Other.

2015 EPS amounts and 2016 EPS contributions for NEER and Corporate and Other reflect the fourth quarter 2015 segment change related to natural gas pipeline projects.
The sum of the quarterly amounts may not equal the year-to-date total due to rounding.

NextEra Energy, Inc.
Schedule of Total Debt and Equity
(millions)
(unaudited)

	Preliminary
September 30, 2016	Per Books	Adjusted (1)
Long-term debt, including current maturities, and short-term debt
Junior Subordinated Debentures	$3,460	$1,730
Debentures, related to NextEra Energy's equity units	2,200
Project Debt:
Natural gas-fired assets	36
Wind assets	4,165	1,606
Solar	2,945	1,294
Other	1,851	710
Storm Securitization Debt	210
Other(2)		1,284
Other long-term debt, including current maturities, and short-term debt(3)	17,148	17,148
Unamortized debt issuance costs	(338)
Total debt per Balance Sheet	31,677	23,772
Junior Subordinated Debentures		1,730
Debentures, related to NextEra Energy's equity units		2,200
Total Equity	24,869	24,869
Total capitalization, including debt due within one year	$56,546	$52,571
Debt ratio	56%	45%

December 31, 2015	Per Books	Adjusted (1)
Long-term debt, including current maturities, and short-term debt
Junior Subordinated Debentures	$2,978	$1,489
Debentures, related to NextEra Energy's equity units	1,200
Project Debt:
Natural gas-fired assets	497
Wind assets	4,009	1,728
Solar	2,954	1,192
Other	1,657	610
Storm Securitization Debt	273
Other(2)		1,249
Other long-term debt, including current maturities, and short-term debt(3)	16,421	16,421
Unamortized debt issuance costs	(302)
Total debt per Balance Sheet	29,687	22,689
Junior Subordinated Debentures		1,489
Debentures, related to NextEra Energy's equity units		1,200
Total Equity	23,112	23,112
Total capitalization, including debt due within one year	$52,799	$48,490
Debt ratio	56%	47%
________________________

(1)	Adjusted debt calculation is based on NextEra Energy's interpretation of S&P's credit metric methodology which can be found in their Corporate Ratings Criteria on S&P's website.
(2)	Other includes imputed debt of purchase power agreements, a portion of the deferral related to differential membership interests and certain accrued interest.
(3)	Includes premium and discount on all debt issuances.

Florida Power & Light Company
Statistics
(unaudited)

	Preliminary
	Quarter			Year-to-Date
Periods Ended September 30,	2016	2015	% change	2016	2015	% change
Energy sales (million kWh)
Residential	19,001	17,919	6.0%	45,469	44,614	1.9%
Commercial	13,585	13,056	4.1%	35,939	35,416	1.5%
Industrial	800	778	2.8%	2,297	2,279	0.8%
Public authorities	142	138	2.9%	422	419	0.7%
Increase (decrease) in unbilled sales	(758)	(371)	104.3%	(44)	743	(105.9)%
Total retail	32,770	31,520	4.0%	84,083	83,471	0.7%
Electric utilities	1,964	1,893	3.8%	5,200	5,118	1.6%
Interchange power sales	330	326	1.2%	2,317	2,457	(5.7)%
Total	35,064	33,739	3.9%	91,600	91,046	0.6%

Average price (cents/kWh)(1)
Residential	10.25	10.74	(4.6)%	10.24	10.80	(5.2)%
Commercial	7.93	8.52	(6.9)%	8.18	8.78	(6.8)%
Industrial	6.00	6.60	(9.1)%	6.13	6.72	(8.8)%
Total	9.03	9.53	(5.2)%	9.07	9.65	(6.0)%

Average customer accounts (000s)
Residential	4,290	4,232	1.4%	4,278	4,221	1.4%
Commercial	542	534	1.5%	539	532	1.3%
Industrial	12	12	—%	12	11	9.1%
Other	4	3	33.3%	4	4	—%
Total	4,848	4,781	1.4%	4,833	4,768	1.4%

	September 30,
	2016	2015	% change
End of period customer accounts (000s)
Residential	4,294	4,236	1.4%
Commercial	542	534	1.5%
Industrial	12	12	—%
Other	4	4	—%
Total	4,852	4,786	1.4%

	2016	Normal	2015
Three Months Ended September 30,
Cooling degree-days(2)	1,020	932	949
Heating degree-days(2)	—	—	—
Nine Months Ended September 30,
Cooling degree-days(2)	1,775	1,659	1,839
Heating degree-days(2)	240	262	186
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(1)	Excludes interchange power sales, net change in unbilled revenues and deferrals under cost recovery clauses.
(2)	Cooling degree days use a 72 degree base temperature and heating degree days use a 66 degree base temperature.